                                                                    EXHIBIT 99.1

                                  FOR:     WEBCO INDUSTRIES, INC.

                                  CONTACT: Dana S. Weber
                                           President and Chief Operating Officer
                                           (918) 241-1040
                                           Mike Howard
                                           Chief Financial Officer
                                           (918) 241-1094

FOR IMMEDIATE RELEASE

WEBCO INDUSTRIES, INC. ANNOUNCES COMPLETION OF DEBT REFINANCING

      TULSA, Oklahoma, October 19, 2004 - Webco Industries, Inc. (AMEX: WEB) announced today that it had completed the refinancing of its senior credit facility.

      The new credit facility provides for an $18 million term loan and a $50 million revolving line of credit. The increased borrowing capacity of the revolving credit facility is intended to enable Webco to fund the higher levels of working capital required in the current high-cost steel environment. Webco anticipates using a portion of the term loan to fund the Company's previously announced reverse stock split transaction and related matters. The new credit facility matures in November 2009 and contains terms and covenants similar to Webco's previous credit facility.

      Webco is a manufacturer and value added distributor of high-quality carbon steel, stainless steel and other metal tubular products designed to industry and customer specifications. Webco's tubing products consist primarily of pressure tubing and specialty tubing for use in durable and capital goods including heat exchangers, boilers, automobiles and trucks and home appliances. Webco's long-term strategy involves the pursuit of niche markets within the metal tubing industry through the deployment of leading-edge manufacturing and information technology. Webco has three production facilities in Oklahoma and Pennsylvania and five value-added distribution facilities in Oklahoma, Texas, Illinois, and Michigan, serving more than 1,000 customers throughout North America.

      Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words "anticipates", "appears", "believes", "expects", "hopes", "plans", "should", "would", or similar words constitute "forward-looking statements". Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein. Those risks include, but are not limited to those described under Part I, Item I: "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2003 as amended,, and in subsequent Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference.